Exhibit 10.11.2

BASE SALARY INCREASE - TERRELL G. HERRING

As determined by the Compensation Committee, Terrell G. Herring's salary, effective March 9, 2005, was increased to $350,000 for his promotion to President and COO, Ventiv Commercial Services.